Certificate of Registration of a Company

This is to certify that

WAVESOUND PTY LTD

Australian Company Number 134 500 879

is a registered company under the Corporations Act 2001 and is taken to be registered in Victoria.

The company **is limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is **the fifth day of December 2008.**

CERTIFICATE

Issued by the
Australian Securities and Investments Commission
on this fifth day of December, 2008.

Anthony Michael D'Aloisio
Chairman